Exhibit 99.5

To the Limited Partners of

Blackwater Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
Blackwater Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Blackwater Master Fund L.P. (Master in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of Blackwater Master Fund L.P. (Master in Liquidation) (the “Partnership”), as of September 30, 2015 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2015 to September 30, 2015 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2014, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2014 and 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on September 30, 2015. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Blackwater Master Fund L.P. (Master in Liquidation) as of September 30, 2015 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its partners’ capital (liquidation basis) for the period from January 1, 2015 to September 30, 2015 (termination of operations), (3) its financial position as of December 31, 2014, and (4) the results of its operations and changes in its partners’ capital for the years ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP
New York, New York
December 17, 2015

Blackwater Master Fund L.P.

Statements of Financial Condition

September 30, 2015 (termination of operations) (liquidation basis)

and December 31, 2014

	September 30, 2015*	December 31, 2014
Assets
Equity in trading account:
Cash (Note 3c)	$9,873,205	$22,719,506
Cash margin (Note 3c)	14,916	1,543,185
Net unrealized appreciation on open futures contracts	—	605,773
Net unrealized appreciation on open forward contracts	28,170	98,736

Total trading equity	9,916,291	24,967,200
Expense reimbursements	3,679	6,105

Total assets	$9,919,970	$24,973,305

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Clearing fees due to MS&Co.	$—	$478
Professional fees	37,315	42,730
Liquidation redemptions payable	9,882,655	—

Total liabilities	9,919,970	43,208

Partners’ Capital:
General Partner	—	—

Limited Partners	—	24,930,097

Total liabilities and partners’ capital	$9,919,970	$24,973,305

*	Presented on a liquidation basis of accounting.

See accompanying notes to the financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments (liquidation basis)

September 30, 2015

(termination of operations)

	Number of Contracts	Fair value	% of Partners’ Capital*
Unrealized Appreciation on Open Forward Contracts
Metals	52	$28,170	0.29%

Total Unrealized Appreciation on Forward Contracts		28,170	0.29

Net fair value		$28,170	0.29%

*	Calculated based on pre-liquidation partners’ capital.

See accompanying notes to the financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Number of Contracts	Fair value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	7	$(18,912)	(0.08)%
Grains	175	(93,913)	(0.38)
Indices	28	103,794	0.42
Interest rates non-U.S	82	287,814	1.15
Interest rates U.S.	40	99,500	0.40

Total Futures Contracts Purchased		378,283	1.51

Futures Contracts Sold
Currencies	112	79,330	0.32
Energy	4	91,650	0.37
Indices	5	(6,210)	(0.02)
Metals	32	62,720	0.25

Total Futures Contracts Sold		227,490	0.92

Net Unrealized Appreciation on Open Future Contracts		605,773	2.43

Unrealized Appreciation on Open Forward Contracts
Metals	56	113,893	0.46

Total Unrealized Appreciation on Forward Contracts		113,893	0.46

Unrealized Depreciation on Open Forward Contracts
Metals	5	(15,157)	(0.06)

Total Unrealized Depreciation on Open Forward Contracts		(15,157)	(0.06)

Net Unrealized Appreciation on Open Forward Contracts		98,736	0.40

Net fair value		$704,509	2.83%

See accompanying notes to the financial statements.

Blackwater Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2015 to September 30, 2015 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2014 and 2013

	2015*	2014	2013
Investment income:
Interest income	$1,120	$7,048	$28,776

Expenses:
Clearing fees	28,021	94,647	176,276
Professional fees	74,907	92,463	88,364

Total expenses	102,928	187,110	264,640
Expense reimbursements	(62,058)	(107,957)	(146,381)

Net expenses	40,870	79,153	118,259

Net investment income (loss)	(39,750)	(72,105)	(89,483)

Trading results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	763,537	1,094,329	719,734
Net change in unrealized gains (losses) on open contracts	(676,339)	(1,639,791)	167,149

Total trading results	87,198	(545,462)	886,883

Net income (loss)	$47,448	$(617,567)	$797,400

*	Presented on a liquidation basis of accounting.

See accompanying notes to the financial statements.

Blackwater Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2015 to September 30, 2015 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2014 and 2013

Partners’ Capital
Partners’ Capital at December 31, 2012	$81,926,684
Net income (loss)	797,400
Subscriptions	1,154,804
Redemptions	(20,524,339)
Distribution of interest income to feeder funds	(28,776)

Partners’ Capital, December 31, 2013	63,325,773
Net income (loss)	(617,567)
Subscriptions	2,427,999
Redemptions	(40,199,060)
Distribution of interest income to feeder funds	(7,048)

Partners’ Capital, December 31, 2014	24,930,097
Net income (loss)	47,448
Subscriptions	750,000
Redemptions	(25,726,425)
Distribution of interest income to feeder funds	(1,120)

Partners’ Capital at September 30, 2015*	$—

*	Presented on a liquidation basis of accounting.

See accompanying notes to the financial statements.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

1.     Partnership Organization:

Blackwater Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on October 20, 2010, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on September 30, 2015. As a result, the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of September 30, 2015, all trading decisions for the Master were made by the Advisor (defined below).

On November 1, 2010 (commencement of trading operations), Global Diversified Futures Fund L.P. (“Global Diversified”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of their capital to the Master. Global Diversified allocated a portion of its capital with cash equal to $5,000,000. Emerging CTA allocated a portion of its capital with cash equal to $15,674,694. On December 1, 2011, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) allocated a portion of its capital with cash equal to $43,068,341. The Master permitted commodity pools managed by Blackwater Capital Management, LLC (the “Advisor”) using the Blackwater Global Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

For the period from January 1, 2015 through September 30, 2015 (termination of operations), the Master’s commodity broker was Morgan Stanley and Co. LLC (“MS&Co.”), a registered futures commission merchant. During prior periods included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

On September 18, 2015, the Master and the General Partner terminated the Management Agreement by and among the Advisor, the Master and the General Partner effective the close of business on September 30, 2015. As a result, the Master changed its basis of accounting from going concern basis to the liquidation basis.

Prior to its termination on September 30, 2015 and as of December 31, 2014, the Master operated under a structure where its investors consisted of Global Diversified, Emerging CTA and Spectrum Technical (each a “Feeder”, collectively the “Funds”). Global Diversified, Emerging CTA and Spectrum Technical owned approximately 45.0%, 22.6%, and 32.4% of the Master based on its pre-liquidation net asset value at September 30, 2015, respectively. Global Diversified, Emerging CTA and Spectrum Technical owned approximately 16.2%, 16.0% and 67.8% of the Master at December 31, 2014, respectively.

The Master was liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a Master Services Agreement, the Administrator furnished certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

2.     Basis of Presentation and Summary of Significant Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The financial statements of the Master as of September 30, 2015 and for the period from January 1, 2015 to September 30, 2015 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, including the unrealized appreciation on open contracts which are carried at fair value, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the period January 1, 2015 to September 30, 2015.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Unrealized gains or losses on open contracts were included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

Master’s Cash.    The Master’s cash included cash denominated in foreign currencies of $(172,206) and $199,321 as of September 30, 2015 and December 31, 2014, respectively. The cost of foreign currencies was $(173,529) as of September 30, 2015 and based on the General Partner’s assessment, the cost of foreign currencies was not materially different from the fair value as of December 31, 2014.

d.	Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. The 2015 tax return, once filed, will be subject to examination for four years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

e.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

f.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of filing and determined that, other than as referenced in Note 9 to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co./CGM and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until September 30, 2015, when the Master terminated operations.

c.	Customer Agreement:

Prior to and during part of the fourth quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the fourth quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

Under the MS&Co. Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at MS&Co. The Master’s cash was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At September 30, 2015 and December 31, 2014, the amount of cash held by the Master for margin requirements was $14,916 and $1,543,185, respectively. The MS&Co. Customer Agreement was in effect until September 30, 2015, when the Master terminated operations.

For the period April 1, 2014 to September 30, 2014, Spectrum Technical paid MS&Co. a flat rate brokerage fee of 1/12 of 4.0% per month (a 4.0% annual rate), and prior to that this fee was charged at a flat rate of 1/12 of 6% per month (a 6% annual rate). For the period October 1, 2014 to September 30, 2015, Spectrum Technical paid an ongoing placement agent fee to Morgan Stanley Wealth Management at a flat rate of 1/12 of 2% per month (a 2% annual rate) of the net assets of Spectrum Technical allocated to the Advisor as of the first day of each month. Such fee included clearing fees that were charged to the Master, therefore, the Master received monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ Capital allocation percentage of Spectrum Technical in the Master and are allocated to Spectrum Technical.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master and the CGM Customer Agreement with the Master gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the nine months ended September 30, 2015 and for the year ended December 31, 2014 were 396 and 1,423, respectively. The monthly average number of metals forward contracts traded during the nine months ended September 30, 2015 and for the year ended December 31, 2014 were 120 and 512, respectively.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of September 30, 2015 (termination of operations) and December 31, 2014, respectively.

September 30, 2015	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount
Assets
Forwards	$28,170	$—	$28,170	$—	$—	$28,170

Total assets	$28,170	$—	$28,170	$—	$—	$28,170

Net Fair Value						$28,170	*

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount
Assets
Futures	$731,143	$(125,370)	$605,773	$—	$—	$605,773
Forwards	113,893	(15,157)	98,736	—	—	98,736

Total assets	$845,036	$(140,527)	$704,509	$—	$—	$704,509

Liabilities
Futures	$(125,370)	$125,370	$—	$—	$—	$—
Forwards	(15,157)	15,157	—	—	—	—

Total liabilities	$(140,527)	$140,527	$—	$—	$—	$—

Net Fair Value						$704,509	*

*	In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off exchange-traded contracts, as applicable, had the right to offset the Master’s obligation with the Master’s cash held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There was no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master was exposed to the amount shown on the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of September 30, 2015 (termination of operations) and December 31, 2014, respectively.

September 30, 2015
Assets
Forward Contracts
Metals	$28,170

Net unrealized appreciation on open forwards contracts	$28,170 **

December 31, 2014
Assets
Futures Contracts
Currencies	$85,198
Energy	91,650
Indices	104,261
Interest Rates Non-U.S.	287,814
Interest Rates U.S.	99,500
Metals	62,720

Total unrealized appreciation on open futures contracts	$731,143

Liabilities
Futures Contracts
Currencies	$(24,780)
Grains	(93,913)
Indices	(6,677)

Total unrealized depreciation on open futures contracts	$(125,370)

Net unrealized appreciation on open futures contracts	$605,773 *

Assets
Forward Contracts
Metals	$113,893

Total unrealized appreciation on open forwards contracts	$113,893

Liabilities
Forward Contracts
Metals	$(15,157)

Total unrealized depreciation on open forwards contracts	$(15,157)

Net unrealized appreciation on open forwards contracts	$98,736 **

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

The following table indicates the trading gains and losses, by market sector on derivative instruments for the nine months ended September 30, 2015 (termination of operations) and for the years ended December 31, 2014 and 2013.

Sector	2015	2014		2013
Currencies	$148,013	$1,577,433		$(2,714,058)
Energy	229,552	(774,954)		(4,958,525)
Grains	(486,500)	(382,538)		(1,495,776)
Indices	494,864	(3,502,249)		10,275,591
Interest Rates U.S.	38,919	(184,641)		(1,407,505)
Interest Rates Non-U.S.	(185,883)	2,227,686		(1,415,166)
Livestocks	(271,240)	726,000		314,020
Metals	170,573	(6,774)		1,652,797
Softs	(51,100)	(225,425)		635,505

Total	$87,198 ***	$(545,462	)***	$886,883 ***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, options and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

The Master considered prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations were not readily available are priced by broker-dealers or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the nine months ended September 30, 2015 and the year ended December 31, 2014, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the nine months ended September 30, 2015, and for the year ended December 31, 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

September 30, 2015	Total	Level 1	Level 2	Level 3
Assets
Forwards	$28,170	$28,170	$—	$—

Total assets	28,170	28,170	—	—

Net fair value	$28,170	$28,170	$—	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Assets
Futures	$731,143	$731,143	$—	$—
Forwards	113,893	113,893	—	—

Total assets	845,036	845,036	—	—

Liabilities
Futures	125,370	125,370	—	—
Forwards	15,157	15,157	—	—

Total liabilities	140,527	140,527	—	—

Net fair value	$704,509	$704,509	$—	$—

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. A limited partner had the right to withdraw all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any day (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2015 through September 30, 2015 (termination of operations) and for the years ended December 31, 2014 and 2013 were as follows:

	2015(1)	2014	2013
Ratios to average net assets:
Net investment income (loss)(2)	(0.3)%	(0.2)%	(0.1)%

Operating expenses before expense reimbursements	0.7%	0.5%	0.4%
Expense reimbursements	(0.4)%	(0.3)%	(0.2)%

Operating expenses after expense reimbursements	0.3%	0.2%	0.2%

Total return	0.1%	1.0%	1.1%

(1)	Annualized.

(2)	Interest income less total expenses, net of expense reimbursements.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included forwards, futures, options and swaps, whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, swap and option contracts. Certain swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forwards and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts were traded. Net realized gains (losses) and net changes in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract was closed at the prompt date, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net changes in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets were traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. and/or CGM, or its affiliate were the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that through MS&Co. and/or CGM, the Master’s counterparty was an exchange or clearing organization.

Blackwater Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

September 30, 2015 (termination of operations)

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and options contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

9.	Liquidation of the Master:

Initial payment of the Master’s liquidation redemptions payable to the Funds was made on October 2, 2015 with the remainder paid on October 16, 2015.